Exhibit 99.1

TRADING PLAN
(SEC Rule 10b5-1 and Rule 10b-18)

This Trading Plan is entered into as of June 28, 2012 (the “Signing Date”) between DGT HOLDINGS CORP. (“Client”) and JonesTrading Institutional Services LLC (“Broker”).

WHEREAS, Client wishes to establish this Trading Plan to BUY common shares (“Stock”) of HANDY & HARMAN LTD. (“Issuer”) into an account or accounts (the “Account”) maintained with Broker, in accordance with the requirements of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the conditions of Rule 10b-18 of the Exchange Act.

NOW, THEREFORE, Client and Broker agree as follows:

1.           Trade Instructions.  Client hereby instructs Broker to effect purchases of shares of Stock of Issuer into the Account in accordance with the attached Appendix A (“Appendix A”), which is hereby incorporated by reference into this Trading Plan, and the manner, timing, price and volume conditions of Rule 10b-18 of the Exchange Act.  If Client specifies a date for trading which is a weekend or holiday, the trade shall not take place until after the opening of regular market trading hours on the next trading date.  All purchases of shares of Stock under this Trading Plan shall be made in accordance with this Trading Plan, any applicable securities laws and regulations (including Rule 10b-18 of the Exchange Act), and the rules, policies and procedures of the markets where the transactions are placed, and neither Broker nor any person executing transactions pursuant to this Trading Plan on its behalf shall deviate from this Trading Plan.

2.           Term.  This Trading Plan shall become effective on July 13, 2012 (the “Trading Plan Effective Date”) and shall terminate on the earlier of:

(a)           4:00 pm (New York time) on August 9, 2012;

(b)           execution of all of the trades or expiration of all of the orders relating to such trades as specified in Appendix A;

(c)           the date Broker receives notice of (i) the liquidation, dissolution, bankruptcy, receivership or insolvency of Client, (ii) the institution of proceedings for Client’s liquidation, dissolution, bankruptcy, receivership or insolvency, (iii) any assignment for the benefit of Client’s creditors, (iv) any levy against, seizure, assignment or sale of any substantial part of Client’s property by or for any creditor or governmental agency, or (v) any similar event, act or omission, taken by or against Client;

(d)           termination of this Trading Plan in accordance with Section 7(b); or

(e)           the date on which Client, in its sole discretion, notifies Broker in writing that this Trading Plan shall terminate.

3.           Representations and Warranties of Client.  Client represents and warrants that as of the date of this Trading Plan:

(a)           Client is not aware of any material nonpublic information concerning Issuer or any of its securities (including the Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or Rule 10b-18 of the Exchange Act.

(b)           The Signing Date occurs within an “open window” period under Issuer’s insider trading policies.

(c)           Client is not prohibited from purchasing Stock in accordance with Issuer’s insider trading policies.

(d)           There are no legal, regulatory, contractual or other restrictions applicable to the trades contemplated under this Trading Plan that would interfere with Broker’s ability to execute trades and effect delivery and settlement of such trades on behalf of Client (collectively, “Client Trading Restrictions’).

4.           Representations and Warranties of Broker.  Broker represents and warrants that as of the date of this Trading Plan it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information.  These policies and procedures include those that restrict any purchase or sale, or cause any purchase or sale, of any security as to which Broker has material nonpublic information, as well as those that prevent such individuals from becoming aware of or in possession of such material nonpublic information

5.           Intent to Comply with Rule 10b5-1(c) and Rule 10b-18.  It is Client’s intent that this Trading Plan comply with the requirements of Rule 10b5-1(c) and Rule 10b-18 of the Exchange Act, and this Trading Plan shall be interpreted to comply with such requirements.  The Client and the Broker agree not to take any action that would cause any purchase in the open market not to comply with Rule 10b-18 or Rule 10b5-1.  If, and to the extent that, any of the terms of this Trading Plan conflict with the requirements of Rule 10b-18 or Rule 10b5-1, the requirements of Rule 10b-18 and Rule 10b5-1 shall control.

6.           Section 13 or Section 16 Filings.  Client acknowledges and agrees that Client is responsible for making all filings, if any, required under Section 13 or Section 16 of the Exchange Act (and the rules and regulations thereunder) with respect to trades pursuant to this Trading Plan.  Broker will provide Client, at the end of each day on which Stock is purchased by Broker under this Trading Plan, with all relevant information regarding such purchases as may be necessary to enable Client to comply with its reporting and other obligations under applicable securities laws, including the number of shares of Stock purchased in each trade and the price(s) paid.

7.           Market Disruptions and Trading Restrictions.

(a)           Client understands that Broker may not be able to effect a trade, in whole or in part, due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or any other event or circumstance.  Client also understands that Broker may be unable to effect a trade consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price or other market factors in effect on the trade date specified in Appendix A.  As soon as reasonably practicable after the cessation or termination of any such market disruption, restriction, event or circumstance, Broker shall resume effecting trades in accordance with the express provisions of this Trading Plan which are then applicable.  Trades that are not executed as the result of any such market disruption, restriction, event or circumstance shall not be deemed to be a part of this Trading Plan.

(b)           If Issuer enters into a transaction or any other event occurs that results, in Client’s good faith determination, in the imposition of any Client Trading Restrictions, such as a stock offering requiring an affiliate lock-up, Client shall promptly, but in no event later than three days prior to the date of the remaining trade(s) specified in Appendix A, provide Broker notice of such restrictions.  With respect to any Client Trading Restrictions for which Client has given Broker notice, Broker shall stop effecting trades under this Trading Plan, and this Trading Plan shall thereupon terminate.  In such case, Client and Broker shall cooperate to establish a new trading plan in accordance with the requirements of Rule 10b-5(c) and Rule 10b-18 of the Exchange Act.

8.           Hedging Transactions.  While this Trading Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible into or exchangeable for Stock, or any option or other right to purchase or sell Stock or such convertible or exchangeable securities).

9.           Margin Loans.  Shares subject to this Trading Plan may not be used to secure margin loans to Client made by Broker.

10.         Compliance with Laws and Rules.  Client understands and agrees that it is the responsibility of Client, and not Broker, to determine whether this Trading Plan meets the requirements of Rule 10b5-1 of the Exchange Act and any other applicable federal or state laws or rules.

11.         Entire Trading Plan.  This Trading Plan constitutes the entire trading plan between Client and Broker and supersedes and replaces any prior instructions under Rule 10b5-1 or Rule 10b-18 of the Exchange Act from Client to Broker with respect to the purchase of shares into the Account.

12.         Notices and Other Communications.  Any notices required or permitted to be given by Client under this Trading Plan shall be provided in writing by fax, signed by Client and confirmed by telephone (Attn:  Joe Frehe, Fax: 212-244-4311; Tel.: 212-329-8347).  With respect to any Client Trading Restrictions, Client shall provide Broker notice of the anticipated duration of such restrictions, but shall not provide Broker information about the nature of such restrictions or any other information about such restrictions.  Further, in no event shall Client, at any time while this Trading Plan is in effect, communicate any material nonpublic information concerning Issuer or its securities (including the Stock) to Broker.  Further, Client shall not at any time attempt to exercise any influence over how, when or whether to effect trades under this Trading Plan.

13.         Third-Party Beneficiary.  Client intends Issuer to be a third-party beneficiary of each and every representation and warranty contained in this Trading Plan to the fullest extent necessary to enable Issuer to be fully protected from direct or indirect liability in connection with this Trading Plan.

14.         Governing Law.  This Trading Plan shall be governed by, and construed in accordance with the laws of, the state of California, as applied to agreements made and wholly performed in the state of California.

15.         Amendments and Termination.  This Trading Plan (including Appendix A) may only be terminated pursuant to Section 2(e) above or amended pursuant to this Section 15, in either case, by writing signed by Client and acknowledged by Broker; provided, however, that any such amendment or termination shall only be permitted if, at the time of such amendment or termination, (a) Client was not aware of any material nonpublic information concerning Issuer or any of its securities (including the Stock), (b) Issuer was within an “open window” period under Issuer’s insider trading policies, (c) such amendment or termination was made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or Rule 10b-18 of the Exchange Act, and (d) in the case of any amendment, Client would not be prohibited from purchasing Stock in accordance with Issuer’s insider trading policies.  If this Trading Plan is terminated pursuant to Section 2(e) and a new trading plan with respect to the purchase of Stock is entered into with Broker or any other person, such new trading plan shall not take effect until at least ten (10) business days after the termination.  Similarly, any amendment made pursuant to this Section 15 shall not take effect until at least ten (10) business days after the amendment is adopted.  During the ten (10) business day period between the adoption date of the amendment and the effective date of the amendment, the unmodified Trading Plan will remain in effect.  Client acknowledges and understands that any amendment to this Trading Plan shall be deemed to constitute the creation of a new trading plan.  Accordingly, Client shall be required to restate and reaffirm, as of the date of such amendment, each of the representations and warranties contained in Section 3 of this Trading Plan.

16.         Counterparts.  This Trading Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Trading Plan as of the Signing Date.

Signature of Client:	/s/ Mark A. Zorko, Chief Financial Officer
Name of Client:	DGT Holdings Corp.
Account Number:
Date:	06/28/12

Accepted by:  JonesTrading Institutional Services LLC:

By:	/s/ Moe Cohen
Name:	Moe Cohen
Title:	Managing Director
Date:	06/28/12